Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors Weyerhaeuser Company:

We consent to the incorporation by reference in the registration statements (No. 333-72356 on Form S-3; No. 333-86232 on Form S-4; Nos. 333-86114, 333-119184, and 333-140996 on Form S-8) of Weyerhaeuser Company and subsidiaries of our reports dated February 26, 2009, with respect to the consolidated balance sheets of Weyerhaeuser Company as of December 31, 2008 and December 30, 2007, and the related consolidated statements of earnings, cash flows, and shareholders’ interest and comprehensive income for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Weyerhaeuser Company and subsidiaries.

Our reports refer to the adoption by Weyerhaeuser Company and subsidiaries of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, in 2007.

/s/ KPMG LLP

Seattle, Washington

February 26, 2009